ArchiMed completes acquisition of Natus Medical Incorporated for $1.2 billion total equity value

MIDDLETON, WI (July 21, 2022) - Natus Medical Incorporated (NASDAQ: NTUS) (the “Company” or “Natus”), a leading provider of medical device solutions to screen, diagnose, and treat disorders affecting the brain, neural pathways, and eight sensory nervous systems, announced today that the MED Platform II fund of ArchiMed (“ArchiMed”), a leading investment firm focused exclusively on the healthcare industry, completed the acquisition of Natus. In accordance with the definitive merger agreement, Natus shareholders received $33.50 in cash for each share of Natus common stock.

“ArchiMed's mix of operational, medical, scientific and financial expertise will help us continue our mission to serve our customers as we internationalize and grow our business,” said Thomas J. Sullivan, Chief Executive Officer of Natus. “Our Natus Teammates are excited to advance the standard of care and improve outcomes and quality of life for patients affected by disorders of the brain, neural pathways, and eight sensory nervous systems as a part of ArchiMed.”

“Together with management, we'll significantly expand the reach and breadth of Natus' market leading products, reinforce and focus research & development, and pursue acquisitions of complementary businesses,”says ArchiMed Partner Justin Bateman.

In conjunction with the closing of the transaction, Natus Chief Commercial Officer Austin F. Noll III was promoted to President of Natus. The promotion follows Mr. Noll's exemplary career of over ten years of leadership at Natus. “Austin's leadership at Natus has been vital to our advancement as a leading Neuroscience company and I am pleased to partner with him in this next phase of our growth,” stated Mr. Sullivan.

Advisors
In connection with the transaction, Stifel served as financial advisor and Davis Polk & Wardwell LLP served as legal advisor to Natus. Jefferies served as financial advisor and Latham & Watkins LLP served as legal advisor to ArchiMed.

About Natus Medical Incorporated - www.natus.com

Natus delivers innovative and trusted solutions to screen, diagnose, and treat disorders affecting the brain, neural pathways, and eight sensory nervous systems to advance the standard of care and improve patient outcomes and quality of life. The Company offers hardware, advanced software and algorithms, and consumables that provide stimulus, acquire and monitor physiological signals, and capture the body’s response. With sales in over 100 countries, Natus is a leader in neurodiagnostics, pediatric retinal imaging, and infant hearing screening, as well as a leading company in hearing assessment, hearing instrument fitting, balance, and intracranial pressure monitoring.

About ArchiMed - www.archimed.group

With offices in the US and Europe, ArchiMed is a leading investment firm focused exclusively on healthcare industries. Its mix of operational, medical, scientific and financial expertise allows ArchiMed to serve as both a strategic and financial partner to North American and European healthcare businesses. Prioritized areas of focus include Biopharmaceutical Products & Services, Life Science Tools, Medical Devices & Technologies, Diagnostics, Health Technologies & Software and Consumer Health. ArchiMed helps partners internationalize, acquire, innovate and expand their products and services. Over the last twenty years, ArchiMed's leadership team has directly managed and invested in over eighty small- to large-size healthcare companies globally, representing over €50 billion of combined value. ArchiMed manages €5 billion across its various funds. Since inception, ArchiMed has been a committed Impact investor, both directly and through its Eurêka Foundation.

ArchiMed's mid-market buy-and-build fund, MED Platform II (MP II), is a successor to the fully invested MED Platform I (MP I). MP I closed on €1 billion in 2020 - at the time, a record for a European-based private equity healthcare fund. It's currently valued at two times its cost of investment, making it a top decile performer for buyout funds launched in 2019, according to Preqin data. The MED Platform funds partner with growth companies in the European and North American mid-cap healthcare sectors, buying majority stakes for €50 million to €1 billion in association with existing owners and managers. The MED Platform funds provide companies with the strategic, tactical and financial resources they need to broaden product lines and expand into new regions, organically and through acquisitions.

Contacts - France: Stéphanie du Ché, stephanie.duche@archimed.group, +33 (0)6 16 36 11 08;
International: David Lanchner, dlanchner@lanchner.com, +33 (0)6 33 43 50 76
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